04/29/2014

EXHIBIT 99.2

CBL & ASSOCIATES PROPERTIES, INC.
CONFERENCE CALL, FIRST QUARTER
April 29, 2014 @ 11:00 AM ET

Katie:

Thank you and good morning. We appreciate your participation in the CBL & Associates Properties, Inc. conference call to discuss first quarter results. Joining me today are Stephen Lebovitz, President and CEO and Farzana Mitchell, Executive Vice President and CFO. I’ll begin by quickly reading our safe harbor disclosure and will then turn it over to Stephen for his remarks.

This conference call contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties. Future events and actual results, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. We direct you to the Company’s various filings with the Securities and Exchange Commission including, without limitation, the Company’s most recent Annual Report on Form 10-K. During our discussion today, references made to per share amounts are based upon a fully diluted converted share basis.

During this call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each non-GAAP financial measure to the comparable GAAP financial measure will be included in today’s earnings release that is furnished on Form 8-K along with a transcript of today’s comments and additional supplemental schedules. This call will also be available for replay on the Internet through a link on our website at cblproperties.com.

Stephen:

Thank you, Katie and good morning.

Before we begin reviewing our first quarter results, I wanted to thank everyone who participated in our special update call earlier this month where we outlined the following goals and objectives:

•	Position our portfolio to produce sustained same-center NOI growth of 2-4%, increasing from the current range of 1-2%;

•
Increase the percentage of Mall NOI generated from Tier 1 and Tier 2 assets from 78% for 2013 to more than 90% over the next several years through divestitures of lower productivity assets and investments in higher growth assets;

•	Proactively take advantage of opportunities to upgrade both mall shop and anchor retailers through value-added redevelopment and ongoing re-tenanting;

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•	Maintain and enhance the strength and flexibility of the balance sheet including growing the quality and size of the unencumbered asset pool and further improving key financial metrics.

The feedback we’ve received from investors in support of our strategy has been positive and we are committed to executing our plan as expeditiously as possible. Even though it has only been a few weeks since our call, we wanted to provide an update of the latest advancements in our asset recycling efforts. We are pleased to demonstrate progress with a binding contract for the sale of Lakeshore Mall, which we anticipate closing in May. We want to point out that including pending transactions, we have disposed of one dozen lower-productivity malls from our portfolio over the past several years. Additionally, we have entered into a non-binding contract for the sale of a small associated center consistent with our plan to dispose of non-core assets. For the other three malls that we are marketing, we are negotiating with potential buyers but are not yet at the contract stage. These discussions include several parties for all three malls as well as for individual malls. We are also making progress in our discussions for the seven malls that we are working to sell in a privately marketed transaction. We will update the market regularly on our progress and I want to reiterate our commitment to the successful execution of this plan. We are confident that this process will better position CBL for future growth.

I’ll now spend a few minutes reviewing our operational performance for the quarter. In general, we are pleased with our results as they reflect the positive impact of our strategic initiatives and are in-line with our expectations and guidance. Same-center NOI accelerated despite the industry-wide headwinds from bankruptcies, weather and sales. Store closures have been higher this year than in the recent past with notable announcements from Coldwater Creek, Sbarro, Radio Shack and others. We are addressing the anticipated short-term impact by proactively releasing the space with expanding retailers. For example, of the 21 Sbarro locations we anticipate closing; we have LOIs out or solid prospects for approximately two-thirds.

We delivered strong leasing results in the first quarter with approximately 550,000 square feet of leases executed in the mall portfolio. Average leasing spreads were up 9.5%. Increases on new leases were strong at 37.5% and renewal leases increased 2.4%. Renewal spreads in the first quarter are typically lower than the rest of the year as we complete a higher percentage of portfolio deals, however; taking a broader view we have demonstrated consistent improvement over the past several years. In 2011 we reported renewal leasing spreads of 1.1%, improving to 4.7% in 2012 and 5.9% in 2013. We are focused on continuing this trend in 2014. Occupancy in the same-center mall pool improved 10 basis points, with overall occupancy in the portfolio increasing 30 basis points to 92.5%.

Rolling twelve month sales declined approximately 3% to $351 per square foot. As expected, results were negatively impacted by the shortened calendar in January, the

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impact of harsh winter weather and the late Easter holiday. In addition to our northeast and Midwest properties, many of our malls in the South and southwest were also meaningfully impacted by the severe weather. Retailers also remained highly promotional, reducing prices for their merchandise and making it difficult to meet comp numbers. Certain categories experienced growth such as athletic footwear, eyewear and jewelry but we saw continued weakness in children’s, junior’s and ladies specialty apparel. Across the portfolio, we have been proactively adding stronger names such as H&M, JCrew, Oakley, Vera Bradley and Michael Kors as well as a number of restaurant concepts. April sales have been encouraging as the better weather and Easter holiday engaged shoppers. We expect more positive sales reports over the next few months to counteract the difficult start to the year.

I’ll now turn the call back over to Katie to provide an overview of our redevelopment and development pipeline.

Katie:

Thank you, Stephen.

We have a robust pipeline of redevelopments, expansions and new development to review today. These projects align with our objective to upgrade our portfolio through investments in higher growth assets. First I’ll review our current anchor redevelopment program before discussing our new development pipeline.

At College Square Mall in Morristown, TN we just completed the redevelopment of a former Sear’s location into a TJMaxx and Longhorn Steakhouse - opening the project earlier this month to a 10% initial unleveraged return. The new stores have enjoyed a terrific reception from the market and have helped spur additional leasing activity.

Burlington is under construction at our Northgate Mall in Chattanooga, TN. The new 63,000 square foot store is taking space formerly occupied by a Belk Home store and shop space and is expected to open later this year.

Nordstrom Rack is under construction at West Towne Crossing, our associated center next to West Towne Mall in Madison, WI. The 31,000-square foot store replaces a former Gander Mountain location and is scheduled to open in the fall.

Dick’s Sporting Goods is under construction at our Monroeville Mall in Pittsburgh, PA in the remaining portion of a former department store space. The new store will open later this year.

We commenced construction on the Sears redevelopment at Fayette Mall in Lexington, KY with Cheesecake Factory and H&M as keystone retailers along with Michael Kors, Swarovski and the CBL portfolio’s first L’Occitane. Construction on the Sears

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redevelopment at CoolSprings Galleria, which includes Nashville’s first American Girl as well as Belk Home and H&M will commence later this year with the opening scheduled for 2015.

We are making progress on releasing the three leased JCPenney locations that are expected to close next month. We are moving forward with LOIs from retailers on two locations and are working with a department store to replace a third location.

We have two expansions under construction at our outlet centers in Oklahoma and El Paso. The 35,000-square-foot expansion of The Outlet Shoppes at Oklahoma City is underway with new retailers Forever 21 and Lids. A grand opening is scheduled for August.

At The Outlet Shoppes at El Paso, we have broken ground on the 45,000-square-foot expansion with H&M, Love Culture and Kate Spade. The grand opening is scheduled for late summer.

On the new development front, construction is nearing completion on our outlet center near Louisville, KY. With the grand opening scheduled for July, the center is 96% leased or committed with premier outlet brands including Northface, Banana Republic, Brooks Brothers, Chico’s, Nike and Saks Fifth Avenue OFF 5TH.

We celebrated the grand opening of the first phase of Fremaux Town Center in Slidell, LA in March. The project opened over 95% leased with anchors including TJMaxx, Michael’s, Kohl’s and Dick’s. Construction on phase two, which will be anchored by Dillard’s, will begin shortly with an opening scheduled for October 2015.

Finally, construction started this month on our latest community center project, Parkway Plaza, a 134,000-square-foot project in the Chattanooga-suburb of Fort Oglethorpe, GA. At the opening in spring 2015, the 16-acre site will deliver several retailers that are new to the area, including anchor stores Hobby Lobby, Marshalls and Petco.

I will now turn the call over to Farzana to provide an update on financing as well as a review of our financial performance.

Farzana:

Thank you, Katie and good morning.

We are pleased with the progress we are making to enhance our financial metrics and provide further flexibility in our balance sheet. In January we completed the early payoff of the $122 million loan secured by St. Clair Square in Fairview Heights, IL adding a strong asset to our unencumbered pool. Additionally, the foreclosure of Citadel Mall was completed, reducing secured debt by over $68 million. We recorded a gain of $43.9 million on the extinguishment of debt, partially offset by a prepayment fee of $1.2 million for the early retirement of the secured loan at St. Clair Square mall.

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We ended the quarter with more than $918 million available on our lines of credit. Our financial covenants remain sound, with a fixed charge coverage ratio of 2.2 times as of March 31, 2014 compared with 2.1 times last year. Our bond covenants are well in excess of the minimum required and we expect continued improvements over time. The secured debt to gross book value ratio was 39.7% at quarter end.

As Stephen mentioned in his opening comments, our operating results were strong for the first quarter, despite various factors such as higher operating expenses related to severe weather conditions and pressure on retail sales. Adjusted FFO was $0.52 per share, compared with $0.53 per share a year ago. Major variances impacting FFO as compared with the prior year period include:

•	Higher base rent, net of the decline in percentage rents contributed $0.02 to the quarter;

•	A $0.05 dilutive impact from the equity raised through the ATM program in the second quarter of 2013 and the asset sales completed last fall;

•	And a penny negative impact from higher bad debt, utility and snow removal expense, net of a favorable insurance reserve adjustment.

G&A as a percentage of total revenues was 5.7% for the quarter compared with 5.2% in the prior-year period. Our cost recovery ratio for the first quarter declined to 93.2% from 95.4% in the prior-year period as a result of higher operating expenses including utility and snow removal expense.

First quarter portfolio same-center NOI improved by 1.5% with the mall category increasing 1.6%. The leasing upgrades and expansions to our higher growth properties we have made over the past year were evident this quarter with minimum rents increasing $4 million on a same-center basis. We also recorded a favorable insurance reserve adjustment of $1.1 million during the quarter following a review of our outstanding claims. However, this growth was partially offset by $3.8 million of weather and bankruptcy related items including a decline in percentage rents and an increase in bad debt, utilities and snow removal expense.

We are reaffirming adjusted FFO guidance for 2014 in the range of $2.22 to $2.26 per share. Our FFO guidance assumes:

•	Same-center NOI growth in a range of 1 to 2%;

•	Flat to positive 25 basis point increase in occupancy throughout the year;

•	And the sale of Lakeshore Mall.

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Our guidance does not include the impact of any future asset sales, bond issuances or acquisitions.

I’ll now turn the call over to Stephen for concluding remarks.
Stephen:

Thank you, Farzana.

Thank you again for joining us this morning. While we are still in the early stages, we are excited about the transformation of CBL into a more focused, higher growth company. Our results this quarter are indicative of the stability of our properties and we look forward to reporting continued progress on our strategic initiatives as the year unfolds. We are now happy to answer any questions you may have.